UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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The Alger Funds

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THE ALGER FUNDS

Alger 35 Fund

VOTE TODAY!

Your Shareholder Meeting is Almost Here

Your vote is needed NOW to decide the advisory fee of Alger 35 Fund. Vote to amend the investment advisory agreement between Fred Alger Management, LLC and the Fund to remove the Fund’s fulcrum fee structure and implement an advisory fee of 0.45% of average daily net assets of the Fund.

We urge you to vote in favor of the new advisory fee rate today by using one of the following options:

1.	Vote by Mail: complete, date and sign the proxy card which was previously delivered to you and mail it in the postage-paid envelope you received.

2.

Vote by Telephone: Have your proxy card available. Call the toll-free number listed on your proxy card and follow the recorded instructions to provide your name, control number from your proxy card, and your vote.

The shareholder meeting will take place in a virtual meeting format only on December 18, 2020, at 11:00 a.m. (Eastern time). Your vote is important because changing the Fund’s advisory fee could make the Fund’s fee structure less complicated and because we believe this change could make the Fund more marketable.

The Board of Trustees of the Fund has unanimously approved the change to the Fund’s advisory fee and believes this change is your best interest and in the best interest of the Fund, but we need you, as a shareholder to vote. We ask that you please take a moment to cast your vote “FOR” the proposed change. Voting takes just a few minutes and can be done easily. The shareholder meeting has already been adjourned once and we want to avoid any further solicitation costs.

If you have questions, please call us at (212) 806-8882.